                                 SCHEDULE 13G
                                (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
      (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2  )*
                                            ----

                               WORLD AIRWAYS INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   98142H105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               February 13, 2004
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [ X ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 98142H105                     13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                HOLLIS L. HARRIS
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                                 UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,282,398
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,282,398
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,282,398
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          10.2
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          IN
          ---------------------------------------------------------------------

Item 1.
         Item 1(a) Name of Issuer:                World Airways, Inc.

         Item 1(b) Address of Issuer's Principal Executive offices:

                                                  HLH Building
                                                  101 World Drive
                                                  Peachtree City, Georgia 30269

Item 2.

         Item 2(a) Name of Person Filing:         Hollis L. Harris

         Item 2(b) Address of Principal Business Offices or, if none, Residence:

                                                  HLH Building
                                                  101 World Drive
                                                  Peachtree City, Georgia 30269

         Item 2(c) Citizenship:                   See Cover Page, Item 4

         Item 2(d) Title of Class of Securities   Common Stock

         Item 2(d) CUSIP No.:                     98142H105

Item 3.           Not Applicable.

Item 4.  Ownership

                  See Cover Page, Items 5-9 and 11.

Item 5.  Ownership of 5 Percent or Less of a Class

                  Not Applicable.

Item 6.  Ownership of More than 5 percent on Behalf of Another Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.  Notice of Dissolution of Group

                  Not Applicable.

Item 10. Certifications

         By signing below I certify that, to the best of knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 /s/ Hollis L. Harris
                                        ---------------------------------------
                                                      (Signature)


                                            Hollis L. Harris, individually
                                        ---------------------------------------
                                                    (Name and Title)


                                                   February 13, 2004
                                        ---------------------------------------
                                                         (Date)